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                                                                 EXHIBIT 10.8A

                                                               120 Flanders Road

                             SECOND LEASE ADDENDUM


THIS AGREEMENT is made this 21st day of April, 1993 and shall amend that certain Lease Agreement dated April 21, 1989 (the "Original Lease") between CB Westborough C Limited Partnership, a Texas Limited Partnership d/b/a Trammell Crow Company (hereinafter "Landlord"), and Banyan Systems Incorporated a Massachusetts corporation (hereinafter "Tenant"), as amended by a Lease Addendum (the "First Addendum") dated December 31, 1991 (the Original Lease and the First Addendum are hereinafter together referred to as the "Lease").

WHEREAS, Tenant currently leases from Landlord approximately 62,274 net rentable square feet of office/R&D space located at 120 Flanders Road consisting of 45,049 rentable square feet rented pursuant to the Original Lease (the "Original Premises") and 17,225 rentable square feet rented pursuant to the First Addendum (the "Training Room Premises"), in a building that contains a total of approximately 79,203 net rentable square feet,

WHEREAS, Tenant desires and Landlord agrees to amend the Lease as hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

     1. The term of the Lease is hereby extended for forty-three (43) months from June 1, 1994 through and including December 31, 1997.

     2. Effective as of January 1, 1993 (a) Base Rent for the Original Premises shall be Two Hundred Eighty-One Thousand Five Hundred Fifty-Six Dollars ($281,556.00) per annum payable in twelve (12) equal monthly installments of Twenty-Three Thousand Four Hundred Sixty-Three Dollars ($23,463.00) each, and (b) Base Rent for the Training Room Premises shall be Ninety Thousand Four Hundred Thirty-One Dollars ($90,431.00) per annum payable in twelve (12) equal monthly installments of Seven Thousand Five Hundred Thirty-Six Dollars ($7,536.00) each.

     3. Provided that the Lease is in full force and effect and provided further that Tenant is then occupying the Original Premises and the Training Room Premises and has not sublet any of such premises or assigned this Lease, and provided further that Tenant is not in default beyond any applicable cure and grace periods under the Lease, Tenant shall have
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        the options to lease the premises shown and designated on Exhibit A
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        attached hereto and made a part hereof, consisting of approximately
        16,929 rentable square feet (the "Additional Space") under the following terms and conditions:

        (a) It is understood that the Additional Space is currently leased to a tenant (the "Existing Tenant") pursuant to a lease which expires on November 31, 1994. If the Existing Tenant vacates the Additional Space prior to November 31, 1994, Tenant shall have a one-time first right of offer (the "Right of First Offer") on the Additional Space until November 31, 1994 on the terms and conditions hereinafter set forth. Landlord shall notify Tenant of any offer by a bona fide prospective tenant to lease the Additional Space, which notice shall constitute an offer to Tenant to lease the Additional Space pursuant to the terms hereof. Tenant may exercise its Right of First Offer by notifying Landlord within seven (7) business days after receipt of such notice of Tenant's election to lease the Additional Space. If Tenant elects to lease the Additional Space within the period provided, the lease of the Additional Space shall commence thirty
            (30) days after Tenant's exercise of such election and shall expire on December 31, 1997. Subject to the terms of the Lease regarding construction on the Premises, Tenant may enter the Additional Space during the thirty (30) day period following Tenant's election to lease the Additional Space for the purpose of making tenant improvements to the Additional Space, such use to be at no rental cost to Tenant; provided however that if Tenant occupies the Additional Space for its intended purpose, the commencement date or the term for such Additional Space shall be deemed instead to be the occupancy date. If Tenant fails to elect timely to lease the Additional Space, Landlord shall be entitled at any time thereafter and from time to time to lease the Additional Space to any party without need of notifying Tenant or reoffering the Additional Space to Tenant. If Landlord delivers a first right to offer to Tenant and Tenant does not timely exercise its Right of First Offer to lease the Additional Space, then Tenant's Fixed Option set forth in Section (b) below shall terminate and be of no further force and effect.

        (b) Provided Tenant has not had an opportunity to exercise the right of first offer described in subparagraph (a) above, Tenant shall have an option (the "Fixed Option") to lease the Additional Space as of December 1, 1994. Tenant may exercise its Fixed Option as hereinafter set forth by delivering written notice to Landlord no

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            later than November 1, 1994. If Tenant timely exercises its Fixed
            Option, Landlord shall deliver the Additional Space to Tenant commencing on December 1, 1994 (provided the Existing Tenant has vacated) and the lease of the Additional Space shall expire on December 31, 1997. If Tenant does not deliver written notice to Landlord on or before November 1, 1994 of its election to lease the Additional Space, this Fixed Option shall terminate and be of no further force. If the Existing Tenant has not vacated by December 1, 1994, at Tenant's election exercised by February 1, 1995, Tenant shall have the right to revoke its exercise of the Fixed Option, in which event the Fixed Option shall terminate and be of no further force and effect and Tenant shall not have any further liability with respect to the Additional Space. If the Tenant's exercise of the Fixed Option is not so revoked, Tenant agrees to lease the Additional Space when it become available upon the terms and conditions specified above, provided only that such space become available by June 1, 1995. The Fixed Option shall be of no force and effect and Tenant shall have no obligation to rent the Additional Space if the Additional Space is not available for any reason by June 1, 1995.

        (c) Any lease of Additional Space to Tenant pursuant to subparagraphs
            (a) or (b) above shall be upon all of the terms and conditions of the Lease as modified hereby except that (i) Tenant's Proportionate Share as defined in the Lease, shall become 100% as of the commencement date of Tenant's lease of the Additional Space, and
            (ii) Base Rent for the Additional Space shall be Eighty-Eight Thousand Eight Hundred Seventy-Seven Dollars ($88,877.00) per annum payable in twelve (12) equal monthly installments of Seven Thousand Four Hundred Six Dollars ($7,406.00) each, such Base Rent shall be payable on the first day of each and every month and shall be prorated if the lease of the Additional Space commences on other than the first day of the month. The Additional Space shall be delivered to Tenant in broom-clean condition, but otherwise shall be delivered "AS IS".

     4. Provided that, at the time of such exercise, this Lease is still in full force and effect without default by Tenant beyond applicable grace periods and Tenant occupies at least seventy-five percent (75%) of the Premises for its own business purposes, Tenant shall have the right and option (the "Extension Options") to extend the Term of this Lease for two (2) extended terms of three (3) years each (each an "Extended Term"). Each Extended Term shall commence on the day immediately succeeding the

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        expiration date of the then existing Term and shall end on the day immediately preceding the third anniversary of the first day of such Extended Term. Tenant shall exercise its Extension Option for the Extended Term by giving written notice to Landlord of its desire to do so not later than six (6) months prior to the expiration date of the then existing Term. The giving of such notice by Tenant shall automatically extend the Term of this Lease for the applicable Extended Term (except as hereinafter set forth), and no instrument of renewal need be executed. In the event that Tenant fails to give such notice to Landlord this Lease shall automatically terminate at the end of the then current Term and Tenant shall have no further option to extend the Term of this Lease. The Extended Terms shall be on all the terms and conditions of this Lease, except (i) during any Extended Term, the extension provisions of this Section relative to the Extended Term then in effect shall not be effective, (ii) during the first Extended Term, Base Rent shall equal one hundred twenty-five percent (125%) of the Base Rent in effect during the last year of the preceding Term of this Lease and (iii) during the second Extended Term, Base Rent shall equal ninety-five percent (95%) of fair market rent for the space but in any event not less than the Base Rent payable during the last year of the first Extended Term. Landlord and Tenant shall attempt to agree on the fair market rent for the Premises for a period of thirty (30) days following Tenant's notice to Landlord of its desire to exercise its Extension Option. If Landlord and Tenant fail to agree on the fair market rent within such thirty (30) day period, this Lease shall automatically terminate at the end of their current term unless both Landlord and Tenant, within ten (10) days following expiration of such thirty day period, elect to follow the Appraisal Process for the determination of fair market rent. If the Appraisal Process is so elected by both parties, within twenty (20) days after the expiration of the thirty (30) day period set forth above, Landlord and Tenant will each appoint a real estate appraiser with at least five (5) years full-time commercial appraisal experience in the area in which the Premises are located to appraise the fair market rental value of the Premises. If either party does not appoint an appraiser within such twenty (20) day period and notify the other party in writing of this selection, the single appraiser appointed will be the sole appraiser and will set the fair market rental value of the Premises. If two (2) appraisers are appointed pursuant to this paragraph, they will meet promptly and attempt to set the then fair market rental value of the Premises. If they are unable to agree within thirty (30) days after the second appraiser has been appointed, they will attempt to elect a third appraiser meeting the qualifications stated in this paragraph within ten (10) days after the end of the aforesaid thirty-day period. If they are unable to agree on the third appraiser, either the Landlord or the

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        Tenant, by giving ten (10) days prior notice to the other, may apply to the then presiding judge of the local circuit or district court having primary jurisdiction for civil matters in the area in which the Premises are located for the selection of a third appraiser who meets the qualifications stated in this paragraph. Landlord and Tenant will each bear one-half (1/2) of the cost of appointing the third appraiser and of the third appraiser's fee as well as the cost of their respective appointed appraisers. The third appraiser, however selected, must be a person who has not previously acted in any capacity for either Landlord or Tenant. Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers will set the then fair market rental value of the Premises. If a majority of the appraisers are unable to set the then fair market rental value of the Premises within thirty
        (30) days after selection of the third appraiser, the three (3) appraisals will be averaged and the average will be the then fair market rental value of the Premises.

        Upon determination of the Base Rent for the second Extended Term pursuant to the foregoing, the parties agree to execute an amendment to the Lease acknowledging the same.

     5. Paragraph 5 of the First Addendum and paragraphs 24 and 36 of the Original Lease are hereby deleted in their entirety and are of no further force or effect.

     6. All other terms and conditions of the Lease shall remain in full force and effect, except as modified hereby or unless modified in writing by authorized representatives of the parties.

Executed as of the date first set forth above by the authorized representative of the parties.

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BANYAN SYSTEMS INCORPORATED             CB Westborough C Limited Partnership, a
Partnership                             Texas Limited Partnership
                                        By:  CMANE-BOSTON DEVELOPMENT
                                             COMPANY #2, Inc.

By: /s/ Jeffrey D. Glidden              By: /s/ Luke F. Pickett
   -------------------------------         ---------------------------

Print Name:  Jeffrey D. Glidden         Print Name:  Luke F. Pickett
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Title:  VP and CFO                      Title:  Vice President
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Witness:                                Witness: /s/ Donna Gulledge
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